Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-33966


                              PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED APRIL 12, 2000)

                                  COMMON STOCK

                                APA OPTICS, INC.


         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         See "Risk Factors" beginning on page 5 of the prospectus to read about factors you should consider before buying shares of the common stock.

PLAN OF DISTRIBUTION

         We are offering 118,956 shares of our common stock to one institutional investor through Ladenburg Thalmann & Co., Inc., who is the placement agent and underwriter pursuant to this prospectus supplement. The common stock will be purchased at a negotiated purchase price of $2,450,000. We will pay Ladenburg a commission of $73,500 on this sale and a one-time non-accountable expense allowance of $35,000. We have agreed to indemnify Ladenburg against liabilities, including liabilities under the Securities Act of 1933.

USE OF PROCEEDS

         The net proceeds to us from this sale will be $2,341,500. We plan to use the net proceeds for general corporate purposes, including:

         *   Expansion of production facilities
         *   Sales and marketing of our DWDM-based product line
         *   Working capital

MARKET FOR OUR COMMON STOCK

         On May 10, 2000, the last reported sales price of our common shares on the Nasdaq SmallCap Market was $19.25 per share. Our common stock is listed on the Nasdaq SmallCap Market under the symbol "APAT."

         As of May 10, 2000 and before the issuance of shares pursuant to this prospectus supplement, we have 9,014,742 shares of common stock outstanding.

GENERAL

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

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         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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             The date of this prospectus supplement is May 11, 2000


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